Exhibit 10.21

EAGLE BROADBAND, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), is made, effective as of September 18, 2006 (hereinafter the “Date of Grant”), between Eagle Broadband Inc., a Texas corporation, (the “Company”), and Brian Morrow (the “Employee”).

RECITALS

WHEREAS, the Company has adopted the Eagle Broadband Inc. 2005 Employee Stock Option Plan, as amended (the “Plan”), pursuant to which awards of restricted shares of the Company’s Common Stock may be granted to persons including employees of the Company; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to grant the restricted stock award provided for herein (the “Restricted Stock Award”) to the Employee in connection with the Employee’s services to the Company, such grant to be subject to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Compensation Committee of the Board of Directors shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Employee and his legal representative in respect of any questions arising under the Plan or this Agreement.

2.    Grant of Restricted Stock Award. The Company hereby grants on the Date of Grant to the Employee a Restricted Stock Award consisting of 75,000 shares of Common Stock (hereinafter called the “Restricted Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Restricted Shares shall vest in accordance with Section 3(a) hereof.

3.    Terms and Conditions.

(a)          Vesting. Except as otherwise provided in the Plan and this Agreement, and contingent upon the Employee’s continued employment with the Company, the Restricted Shares shall vest and become non-forfeitable as follows:

(i)
15,000 shares upon the “light up” of the Company’s super head-end in Miami, Florida, no later than October 1, 2006. The term “light up” shall mean that a minimum of 100 channels of content are being transmitted to the NAP of Americas facility in Miami.

(ii)	7,500 shares upon the execution of a sales contract between the Company and a new IPTV customer no later than November 1, 2006.

(iii)	7,500 shares upon the execution of a sales contract between the Company and a new IPTV customer no later than December 1, 2006.

(iv)	7,500 shares upon the execution of a sales contract between the Company and a new IPTV customer no later than January 1, 2007.

(v)	7,500 shares upon the execution of a sales contract between the Company and a new IPTV customer no later than February 1, 2007.

(vi)
15,000 shares upon the attainment of the first quarter revenue target for the IPTV division in the Company’s FY 2007 Annual Operating Plan. Attainment shall be based on the revenues reported for the IPTV division in the Company’s accounting records. The shares shall be considered vested and non-forfeitable (if such revenue target is attained) on the date the accounting records for the first quarter are deemed final by the Corporate Controller for the Company.

(vii)
15,000 shares upon the attainment of the second quarter revenue target for the IPTV division in the Company’s FY 2007 Annual Operating Plan. Attainment shall be based on the revenues reported for the IPTV division in the Company’s accounting records. The shares shall be considered vested and non-forfeitable (if such revenue target is attained) on the date the accounting records for the second quarter are deemed final by the Corporate Controller for the Company.

Each date on which each of the above-described events occurs or is deemed to have occurred shall be referred to herein as a “Vesting Date.” In the event any of the above-described events does not occur by the dates set forth above, the Restricted Shares associated with such event shall be forfeited and returned to the Company as authorized and unissued shares.

(b)          Taxes. The Employee shall pay to the Company promptly upon request, and in any event at the time the Employee recognizes taxable income in respect of the Restricted Stock Award, an amount equal to the taxes, if any, the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. Such payment shall be made in the form of cash.

(c)           Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Employee’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to, in the case of any particular Restricted Shares, the applicable Vesting Date. As a condition to the receipt of this Restricted Stock Award, the Employee shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares.

(d)    Effect of Termination of Employment. Unvested Restricted Shares shall be forfeited upon the Employee’s cessation of employment prior to a Vesting Date.

(e)    Rights as a Stockholder; Dividends. The Employee shall be the record owner of the Restricted Shares unless and until such shares are forfeited pursuant to this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the Restricted Shares; provided that any cash or in-kind dividends paid with respect to unvested Restricted Shares shall be withheld by the Company and shall be paid to the Employee, without interest, only when, and if, such Restricted Shares shall become vested. As soon as practicable following the vesting of any Restricted Shares, certificates for such vested Restricted Shares and any cash dividends or in-kind dividends credited to the Employee’s account with respect to such Restricted Shares shall be delivered to the Employee or the Employee’s beneficiary along with the stock power relating thereto.

(f)    Restrictive Legend. All certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

The transferability of this certificate and the shares of Stock represented by it is restricted by and subject to the terms and conditions (including conditions of forfeiture) contained in the Eagle Broadband, Inc. 2005 Employee Stock Option Plan and an agreement entered into between the registered owner and the Company. A copy of the Plan and agreement is on file in the office of the Secretary of the Company.

(g)    Transferability. The Restricted Shares may not at any time prior to the Vesting Date (as to any particular Restricted Share) be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Employee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

4.      Miscellaneous.

(a)    Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, to those persons listed below at their following respective addresses or at such other address or person’s attention as each may specify by notice to the others:

To the Company:

Eagle Broadband, Inc.
101 Courageous Drive
League City, Texas 77573
Attention: Corporate Counsel

To the Employee:

The most recent address for the Employee in the records of the Company. The Employee hereby agrees to promptly provide the Company with written notice of any change in the Employee’s address for so long as this Agreement remains in effect.

(b)    Bound by Plan. By signing this Agreement, the Employee acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(c)    Beneficiary. The Employee may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Employee, the executor or administrator of the Employee’s estate shall be deemed to be the Employee’s beneficiary.

(d)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Employee and the beneficiaries, executors, administrators, heirs and successors of the Employee.

(e)    Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(f)    Governing Law; Consent to Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be wholly performed within that state. Any action to enforce this agreement must be brought in a court situated in, and the parties hereby consent to the jurisdiction of, courts situated in Harris County, Texas. Each party hereby waives the rights to claim that any such court is an inconvenient forum for the resolution of any such action.

(g)    JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(h)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(i)    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

EAGLE BROADBAND, INC.	EMPLOYEE
By: /s/ David Micek	/s/ Brian Morrow
Name: David Micek	Brian Morrow
Title: President and CEO